As filed with the Securities and Exchange Commission on March 20, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bassett Furniture Industries, Incorporated

(Exact name of registrant as specified in its charter)

Virginia	3525 Fairystone Park Highway Bassett, Virginia 24055	54-0135270
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

Bassett Furniture Industries, Incorporated 2017 Employee Stock Purchase Plan, as amended

(Full title of the plan)

JAY R. HERVEY

Vice President and General Counsel

Bassett Furniture Industries, Incorporated

3525 Fairystone Park Highway

Bassett, Virginia 24055

(276) 629-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 is being filed by Bassett Furniture Industries, Incorporated (the “Registrant”) to register 200,000 shares (the “Shares”) of the Registrant’s common stock to be offered and sold under the Bassett Furniture Industries, Incorporated Employee Stock Purchase Plan, as amended (as so amended, the “Plan”). The Shares are in addition to the shares previously registered on the Registrant’s Registration Statement on Form S-8 with respect to the Plan filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2017 (Registration No. 333-217072) (the “Prior Registration Statement”). This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates and is filed in accordance with General Instruction E to Form S-8. Accordingly, pursuant to General Instruction E, the Registrant hereby incorporates by reference herein the contents of the Prior Registration Statement and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K filed with the SEC on February 5, 2026 for the fiscal year ended November 29, 2025;

(b)	The Registrant’s Current Reports on Form 8-K filed with the SEC on March 12, 2026 (Items 8.01 and 9.01) and March 12, 2026 (Items 5.07 and 9.01); and

(c)

The description of the Registrant’s Common Stock, par value $5.00 per share, contained in the Registrant’s Registration Statement on Form 8-A filed on March 22, 1965 ,as amended on Form 8-A 12G/A filed with the SEC on July 6, 1998, including any amendments to such Registration Statement hereafter filed.

Each document or report subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document or report incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of filing of such document with the SEC until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “Act”) provides that, unless limited by its articles of incorporation, a Virginia corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against expenses incurred in connection with the proceeding.

The Act also permits a Virginia corporation to indemnify any director or officer who is a party to a proceeding because he or she is or was a director or officer against any liability incurred if the director or officer (i) conducted himself or herself in good faith, (ii) believed, in the case of conduct in his or her official capacity, that such conduct was in the corporation’s best interests and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, under the Act, a Virginia corporation may not indemnify any director or officer (x) in a proceeding by or in the right of the corporation, except for expenses incurred if it is determined that he or she has met the relevant standard of conduct, or (y) in connection with any proceeding in which he or she is adjudged liable on the basis that personal benefit was improperly received by him or her.

The Act further permits a Virginia corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any shareholder-approved bylaw or any resolution adopted, before or after the event, by the shareholders, except an indemnity against his or her willful misconduct or a knowing violation of the criminal law.

Under the Act, in any proceeding brought by or in the right of a corporation or by or on behalf of the corporation’s shareholders, the damages assessed against a director or officer arising out of a single transaction, occurrence or course of conduct cannot exceed the lesser of (i) the monetary amount, including elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, the bylaws, or (ii) the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of a director or officer is not limited, however, if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any claim of unlawful insider trading or market manipulation.

The Bylaws of the Registrant require the Registrant to indemnify the Registrant’s directors and officers to the extent, in the manner and subject to compliance with the Act as described above.

The Act permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in their capacities as such, whether or not the corporation would have the power to indemnify them under other provisions of the statute. The Registrant has purchased insurance to provide for indemnification of directors and officers.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit

4.1

Articles of Incorporation of the Registrant, as amended, incorporated herein by reference from the Registrant’s Quarterly Report on Form 10-Q (File No. 000-00209) for the fiscal quarter ended February 28, 1994

4.2	Bylaws of the Registrant, as amended, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-00209) filed on July 22, 2025

5.1	Opinion of McGuireWoods LLP as to the legality of the securities being registered*

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)*

23.2	Consent of Grant Thornton LLP*

23.3	Consent of Ernst & Young LLP*

24.1	Power of Attorney (contained with the Registrant’s signature page to this Registration Statement on Form S-8)

99.1

Bassett Furniture Industries, Incorporated Employee Stock Purchase Plan, as amended, incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-00209) filed on February 11, 2026

107	Filing Fee Table*

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henry, Commonwealth of Virginia, on this 20th day of March, 2026.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

By:	/S/ ROBERT H. SPILMAN, JR.
Robert H. Spilman, Jr.
Chairman and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of Bassett Furniture Industries, Incorporated, does hereby constitute and appoint Robert H. Spilman, Jr. and J. Michael Daniel, and each of them acting individually, the undersigned’s true and lawful attorneys-in-fact and agent, with power to act without the other and with full power of substitution, to do any and all acts and things in the undersigned’s name and on the undersigned’s behalf in his or her capacity or capacities as director and/or officer and to execute any and all instruments for the undersigned and in the undersigned’s name in the capacity or capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for the undersigned in his or her name in the capacity or capacities indicated below, any and all amendments (including post-effective amendments) hereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and the undersigned does hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROBERT H. SPILMAN, JR. Robert H. Spilman, Jr.	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	March 20, 2026

/S/ J. MICHAEL DANIEL J. Michael Daniel	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 20, 2026

/S/ EMMA S. BATTLE Emma S. Battle	Director	March 20, 2026

/S/ JOHN R. BELK John R. Belk	Director	March 20, 2026

/S/ KRISTINA K. CASHMAN Kristina K. Cashman	Director	March 20, 2026

/S/ JAMES E. GOERGEN James E. Goergen	Director	March 20, 2026

/S/ VIRGINIA W. HAMLET Virginia W. Hamlet	Director	March 20, 2026

/S/ J. WALTER MCDOWELL J. Walter McDowell	Director	March 20, 2026

/S/ WILLIAM C. WAMPLER, JR. William C. Wampler, Jr.	Director	March 20, 2026

/S/ WILLIAM C. WARDEN, JR. William C. Warden, Jr.	Director	March 20, 2026